Exhibit 10.2

April 3, 2017

ASCRIBE II INVESTMENTS LLC

ASCRIBE III INVESTMENTS LLC

ECF VALUE FUND, LP

ECF VALUE FUND II, LP

ECF VALUE FUND INTERNATIONAL MASTER, LP

Re:	Fifth Amendment (Increase Amendment) to Term Loan Credit Agreement

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of February 3, 2014 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) by and among Wells Fargo Bank, National Association, as agent (“Agent”) for the Lenders (as defined in the Credit Agreement) (the “Lenders”), and Nuverra Environmental Solutions, Inc., a Delaware corporation (“Borrower”).

Reference is also made to the Fifth Amendment (Increase Amount) to Term Loan Credit Agreement (the “Fifth Amendment”), dated as of the date hereof, by and among Wilmington Savings Fund Society, FSB, as Administrative Agent, Wells Fargo Bank, National Association, as Collateral Agent, Borrower, certain affiliates of Borrower as guarantors, and the addressees of this letter as lenders (the “Term Lenders”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Fifth Amendment or the Existing Credit Agreement (as defined in the Fifth Amendment).

Agent and Lenders hereby agree not to exercise any remedies with respect to the cash proceeds of the April 3, 2017 Additional Term Loans or the cash proceeds on any Supplemental Term Loans that are deposited in the Master Account (collectively the “Additional Term Loan Proceeds”), including but not limited to exercising rights of setoff or exerting control over such Additional Term Loan Proceeds pursuant any Control Agreement unless (i) the administrative agent for the Additional Term Loan Debt (the “Term Loan Agent”) consents to such exercise of remedies or (ii) such Additional Term Loan Proceeds are turned over to Term Loan Agent for application to the Obligations under the Existing Credit Agreement in accordance with the paragraph below.

In the event that Agent and/or Lenders foreclose on or otherwise obtain direct control over the Additional Term Loan Proceeds, such Additional Term Loan Proceeds shall be deemed to be held in trust by the Agent, Lenders or other custodian of such funds (as applicable) for the benefit solely of the Term Lenders that funded the April 3, 2017 Additional Term Loans and the Supplemental Term Loans (collectively, the “Additional Term Loan Debt”), and such Additional Term Loan Proceeds shall be turned over to Term Loan Agent on demand and in the form received for distribution by Term Loan Agent to the Term Lenders that funded the Additional Term Loan Debt. For the avoidance of doubt, as between the Term Lenders that funded the Additional Term Loan Debt and the Agent, this letter agreement shall constitute a subordination agreement among lenders for purposes of applying 11 U.S.C. § 510(a).

[signature page follows]

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:	/s/ Zachary S. Buchanan
Name:	Zachary S. Buchanan
Title:	Authorized Signatory

Acknowledged and Accepted this 3rd day of April, 2017

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Joseph M. Crabb
Name:	Joseph M. Crabb
Title:	Executive Vice President